Exhibit No. 9
Form 10KSB
SPM Group, Inc.

                         SECOND AMENDMENT
                              TO THE
                              BY-LAWS
                                OF
                          SPM GROUP, INC.

                            ARTICLE III
                        Board of Directors

      1. Number, Election, and Tenure. The business and affairs of the Corporation will be managed by a Board of Directors which must consist of not more than nine (9) natural persons who will be elected at the annual meetings of shareholders by majority vote, and each director will be elected to serve until the next succeeding annual meeting and until his successor be elected and qualify.

                            CERTIFICATE

     The undersigned hereby certifies that he is the duly elected, qualified, acting, and hereunto authorized Assistant Secretary of the aforesaid Corporation and that the foregoing and annexed second amendment to the By-laws constitutes a true and complete copy of the said amendment of the By-laws of said Corporation as adopted by Resolution of the Corporate Board on October 29, 1981 and presently in full force and effect.

     The By-laws adopted by Resolution on April 24, 1978 and First Amendment to the By-laws adopted by Consent on May 30, 1979 are presently in full force and effect.

       IN   WITNESS  WHEREOF,  the  undersigned  has  signed  this
Certificate and affixed hereto the seal of said Corporation.

Dated: October 29, 1981
                                /s/   Nell  R.  Winter,  Assistant
Secretary

S E A L

                               E-26
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